Exhibit 10.3

ARIAD PHARMACEUTICALS, INC. 2014 LONG-TERM INCENTIVE PLAN

FORM OF RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement certifies that, pursuant to the ARIAD Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), the Board of Directors of ARIAD Pharmaceuticals, Inc. (the “Company”) has granted shares of Common Stock, $.001 par value per share, of the Company (the “Stock Grant”), as follows:

Name of Participant:
Number of Granted Shares:
Grant Price:	$.001 per Share
Grant Date:

The Stock Grant is subject to all the terms, conditions and limitations set forth in the 2014 Plan, which is incorporated herein by reference, and to the following additional terms specified by the Board of Directors of the Company. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the 2014 Plan.

Grant Price. The Grant Price has been deemed to have been paid by services rendered to the Company by the Participant.

Lapsing Forfeiture Right. In the event that the Participant no longer is an employee, director or consultant of the Company or an Affiliate prior to [insert date], the Participant (or the Participant’s beneficiary) shall forfeit all or any part of the Granted Shares which have not yet lapsed in accordance with the schedule set forth below (the “Lapsing Forfeiture Right. In addition to the right of forfeiture set forth in Section 9(e) of the 2014 Plan, the Company’s Lapsing Forfeiture Right is as follows:

[Lapsing Forfeiture Right to be inserted]

Restrictions on Transfer. All Granted Shares which are subject to the Lapsing Forfeiture Right may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, other than to the Company. The Company shall not be required to transfer any Granted Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Restricted Stock Agreement.

Dividends and Voting. The Participant shall be entitled, effective as of the Grant Date, to exercise the rights of a shareholder of Common Stock of the Company, including the right to vote the Granted Shares and the right to receive dividends on the Granted Shares as set forth in Section 9(d)(i) of the 2014 Plan.

Escrow of Granted Shares. Until the Lapsing Forfeiture Right shall lapse in full, the certificate(s) representing the Granted Shares shall be held in escrow by the Company or its designee. In the event of the forfeiture by the Participant of Granted Shares subject to the Lapsing Forfeiture Right, the Company shall release from escrow and cancel the certificate(s) for the number of Granted Shares so forfeited.

Legend. In addition to any legend required pursuant to the 2014 Plan or by law, including a legend required by virtue of the fact that the Participant is an affiliate (as defined in Rule 144(a)(1) of the Securities Act of 1933, as amended) of the Company, all certificates representing the Granted Shares to be issued to the Participant pursuant to this Restricted Stock Agreement shall contain the following legend:

“TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE ARIAD PHARMACEUTICALS, INC. 2014 LONG-TERM INCENTIVE PLAN AND A RESTRICTED STOCK GRANT AGREEMENT BETWEEN ARIAD PHARMACEUTICALS, INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF ARIAD PHARMACEUTICALS, INC.”

Tax Considerations. The Participant acknowledges and agrees that he/she is responsible for all federal, state and local taxes applicable to the granted Shares.

If the Participant is an employee of the Company, he/she will by the date requested by the Company deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to the statutory minimum withholding tax due. If the Participant does not provide the Company with the required cash payment in a timely manner as set forth above, then the Company shall receive payment of the statutory minimum tax withholding as follows:

(a) if the Company believes that a sale of shares can be made in compliance with applicable securities laws including, but not limited to, through entering into a Rule 10b5-1 trading plan at a time when the Participant is not in possession of material nonpublic information, then the Company shall receive payment in cash through a brokerage sale by the Participant of a sufficient number of the vested Granted Shares to cover the statutory minimum tax withholding obligation of the Company, after deduction of the broker’s commission, and which sale provides for remittance directly by the broker to the Company of the cash necessary in order for the Company to satisfy its statutory minimum tax withholding obligation; or

(b) if the Participant cannot sell any Granted Shares in accordance with (a) above, then the Company shall reduce the number of vested Granted Shares to be released from escrow and delivered to the Participant in an amount equal to the statutory minimum withholding tax due and payable by the Company using the Fair Market Value as set forth in Section 2(o) of the 2014 Plan. Fractional shares will not be retained to satisfy any portion of the withholding tax. Accordingly, the Participant agrees that in the event that the amount of withholding tax owed would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s bi-weekly pay.

In witness whereof, the Company has caused this Restricted Stock Agreement to be executed by its duly authorized officer.

ARIAD PHARMACEUTICALS, INC.		PARTICIPANT

By:
Edward M. Fitzgerald
Executive Vice President, Chief Financial Officer

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